As filed with the Securities and Exchange Commission on April 17, 2017

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the SECURITIES ACT OF 1933

GW PHARMACEUTICALS PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not applicable

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Sovereign House, Vision Park, Histon

Cambridge CB24 9BZ

United Kingdom

(Address, Including Zip Code, of Principal Executive Offices)

GW Pharmaceuticals plc 2017 Long-Term Incentive Plan

(Full Title of the Plan)

Greenwich Biosciences, Inc.

5750 Fleet Street, Suite 200

Carlsbad, CA 92008

(760) 795-2200

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Please send copies of all communications to:

David S. Bakst, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 506-2500 Facsimile: (212) 262-1910	Justin D. Gover, Chief Executive Officer Scott Giacobello, Chief Financial Officer GW Pharmaceuticals plc c/o Greenwich Biosciences, Inc. 5750 Fleet Street, Suite 200 Carlsbad, CA 92008 (760) 795-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered(2) (3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate offering price(4)	Amount of registration fee
GW Pharmaceuticals plc 2017 Long-Term Incentive Plan Ordinary Shares, par value £0.001 per share	15,000,000	$9.84	$147,600,000	$17,107

(1)	This Registration Statement registers ordinary shares, par value £0.001 per share of GW Pharmaceuticals plc that may be granted pursuant to the GW Pharmaceuticals plc 2017 Long-Term Incentive Plan. Ordinary shares may be represented by American Depositary Shares (“ADSs”). ADSs evidenced by American Depositary Receipts issuable upon deposit of ordinary shares have been registered under the registration statements on Form F-6 (File No. 333-187978). Each ADS represents 12 ordinary shares.

(2)	Represents ordinary shares reserved for issuance under the GW Pharmaceuticals plc 2017 Long-Term Incentive Plan.

(3)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional ordinary shares that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.

(4)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended on the basis of $9.84 per share, which represents the average of the high and low reported prices of the ADSs as reported on NASDAQ on April 12, 2017 divided by 12.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 20-F (File No. 001-35892) for the fiscal year ended September 30, 2016 filed by the Registrant with the Commission on December 5, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)	The description of the Registrant’s ordinary shares, £0.001 par value per share, and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35892), filed with the Commission pursuant to Section 12 of the Exchange Act, on April 26, 2013, and any other amendments or reports filed for the purpose of updating such description; and

(3)	All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every person who is or was at any time a director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The relevant provisions under the Companies Act 2006 are Sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

Section 205 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred in defending certain criminal or civil proceedings or in connection with any application under Sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or Section 1157 (described below). Such financial assistance must be repaid if the director is convicted in the proceedings, judgment is found against such director in the proceedings or the court refuses to grant the relief on the application.

Section 206 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred by him in defending himself in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company.

Section 232 provides that any provision to exempt to any extent a director from any liability from negligence, default, breach of duty or trust by him in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company, or of an associated company, against any such liability is also void except as permitted by Sections 233, 234 or 235 (described below).

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, to be purchased and maintained by a company for a director of the company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Pursuant to Section 234, an indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director or where the court refuses to grant such director relief under an application under Sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or Section 1157 (described below).

Section 235 allows a company to provide, subject to certain exceptions, an indemnity to a director if the company is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme.

Any indemnity provided under Section 234 or Section 235 and in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors’ annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every shareholder has a right to inspect and request such copies under Section 238).

Section 1157 provides that in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the court may relieve such officer from liability, either wholly or in part, if it appears to the court that such officer may be liable but acted honestly and reasonably and that having regard to all the circumstances of the case, such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him may apply to the court for relief, and the court has the same power to relieve such officer as it would have had if it had been a court before which proceedings had been brought.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders. It is possible for shareholders to form a group in order to bring a claim, but this has to be on the basis that each shareholder has expressly opted in to the group. The court may then direct that a lead claim or claims be heard to determine issues common to the wider group.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description

4.1	GW Pharmaceuticals plc 2017 Long-Term Incentive Plan

5.1	Opinion of Mayer Brown International LLP

23.1	Consent of Deloitte LLP

23.2	Consent of Mayer Brown International LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on April 17, 2017.

GW PHARMACEUTICALS PLC

By:	/s/ Justin Gover
Name: Justin Gover
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Geoffrey Guy, Justin Gover and Scott Giacobello, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign (i) any and all amendments, including post-effective amendments, and supplements to this registration statement on Form S-8, (ii) any exhibits to any such registration statement, amendments, supplements or (iii) any and all applications and other documents in connection with any such registration statement amendments, or supplements, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable GW Pharmaceuticals plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 17, 2017.

Signature	Title

/s/ Justin Gover	Chief Executive Officer and Director
Justin Gover	(Principal Executive Officer)

/s/ Scott Giacobello	Chief Financial Officer
Scott Giacobello	(Principal Financial and Accounting Officer)

/s/ Dr. Geoffrey Guy
Dr. Geoffrey Guy	Director

/s/ James Noble
James Noble	Director

/s/ Cabot Brown
Cabot Brown	Director

/s/ Thomas Lynch
Thomas Lynch	Director

/s/ Scott Giacobello	Authorized Representative in the United States
Scott Giacobello

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	GW Pharmaceuticals plc 2017 Long-Term Incentive Plan

5.1	Opinion of Mayer Brown International LLP

23.1	Consent of Deloitte LLP

23.2	Consent of Mayer Brown International LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)